CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-249967 on Form S-6 of our report dated January 8, 2021, relating to the financial statements of FT 9108, comprising Target Dvd. Dbl. Play 1Q '21 - Term 4/8/22 (Target Dividend Double Play Portfolio, 1st Quarter 2021 Series) and Target Dvd. Triple Play 1Q '21 - Term 4/8/22 (Target Dividend Triple Play Portfolio, 1st Quarter 2021 Series), appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

January 8, 2021